ALICO UPDATES PROPERTY AUCTION INFORMATION

 La Belle, FL., August 13, 2010 -- Alico, Inc., (NASDAQ: ALCO) a land management company, announced today that the time and date of the previously announced foreclosure auction had been changed.  The auction will now take place on the steps of the Lee County Courthouse in Fort Myers, Florida on September 14, 2010 at 11:00 a.m.  Alico’s subsidiary, Alico-Agri, Ltd holds a $52.2 million mortgage on the property to be auctioned in addition to $1.7 million in tax certificates.

If the property is retained by Alico-Agri, the net effect of the transaction would be to cancel the mortgage note and reclassify the net book balance of $6.6 million as basis in the property.  If the property is acquired by a third party bidder, the transaction will be treated as a sale.  For book purposes the Company will recognize taxes to the extent of any gain or loss recognized from a sale of the property.  For income tax purposes, the Company will utilize a deferred tax asset related to the property which will serve to offset any income tax on a sales price over approximately $51 million, with any sale of the property below that amount generating a tax loss.

The property consists of a 4,157 acre parcel located next to Florida Gulf Coast University in Lee County, Florida. The property has two approved Development Orders, one for a 336 unit residential community and the second for a 27-hole golf course.

About Alico, Inc.

Alico, Inc., a land management company operating in Central and Southwest Florida, owns approximately 135,500 acres of land located in Collier, Glades, Hendry, Lee and Polk counties. Alico is involved in various agricultural operations and real estate activities. Alico's mission is to grow its asset values through its agricultural and real estate activities to produce superior long-term returns for its shareholders.

For Further Information Contact:

JD Alexander
La Belle, Florida
(863) 675-2966

Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.